Exhibit 99.1

INVESTOR
MEDIA:	RELATIONS:
Jim Fitzwater	Brennen Arndt
(215) 299-6633	(215) 299-6266

FMC Corporation Commences Syndication of $850 Million Credit Agreement

PHILADELPHIA, May 27, 2005 — FMC Corporation (NYSE: FMC) today announced that it has received commitments from a group of banks and commenced general syndication with respect to a new $850 million five-year credit agreement. The new credit agreement will consist of a $500 million revolving credit facility and a $350 million term loan. Borrowings under the new credit agreement, which will be unsecured, will be used in part to repay all amounts outstanding under the Company’s existing $600 million secured credit agreement, which will be terminated. Together with available cash, the new credit agreement will allow for the redemption of all of the Company’s $355 million aggregate principal amount of 10 1/4 percent Senior Secured Notes due 2009. Closing is expected to occur within 45 days, subject to execution of a definitive credit agreement and other customary closing conditions.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2004 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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